Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into effective as of the 11th day of March, 2015 (“Effective Date”), by and among Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”) and PCY Holdings, LLC, a Colorado limited liability company (“PCY”) (Pure Cycle and PCY collectively, jointly and severally, “Seller”), and Arkansas River Farms, LLC, a Colorado limited liability company (“Buyer”), or its assigns.

Section 1.  Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, certain real property comprising approximately 14,641 acres of real property, located in the counties of Bent, Otero and Prowers (collectively, the “Counties”), Colorado, comprised of the Irrigated Acres, the Additional Pasture Acres and the Additional Owned Acres (as each is identified in Section 2(b), below), which Land is described on the attached Exhibit A (collectively, the “Land”), together with all rights, easements, and benefits appurtenant to the Land, including but not limited to: (a) all improvements located on the Land, including  but not limited to all irrigation equipment, buildings, storage bins, houses and other improvements, and any easements, servitudes, permits, licenses, and leases appurtenant to the real property (collectively, the “Improvements”); (b) all right, title and interest of Seller in all rock, limestone, granite, construction aggregate, crushed stone, sand, gravel, caliche, clay, top soil, or other similar material or substances appurtenant to the Land, together with any and all surface use, access easements, and all other rights in connection therewith (collectively, the “Sand and Gravel”); (c) 25% of all of Seller’s right title and interest in all mineral rights associated with and/or appurtenant to the Land other than the Sand and Gravel, including, but not limited to, all right, title, interest, claim and demand in and to all oil, gas, natural gas and hydrocarbons appurtenant to the Land, together with any and all surface use, access easements, and all other rights in connection therewith (the “Minerals”) (d) all right, title and interest of Seller in personal property located on or attached to the Land (the “Personal Property”); (e) all right, title and interest of Seller in all water and water rights, domestic and irrigation wells, well permits, tributary, non-tributary and not non-tributary water, ditch and ditch rights and easement and conveyance rights appurtenant to the Land (collectively, the “Water Rights”), including but not limited to: (i) the following certificated water interests: (A) 18,448.44 shares of stock in the Fort Lyon Canal Company (“FLCC”), evidenced by the certificates set forth on Exhibit B (the "FLCC Shares") and (B) 45 shares of stock in the Lower Arkansas Water Management Association ("LAWMA" and such shares, evidenced by the certificates set forth on Exhibit B (the "LAWMA Shares"); (ii) all water taps and rights to acquire water taps associated with the Land; and (iii) the wells located on the subject property and described in the well permits listed on Exhibit B; and (f) all wind, solar, air, mitigation, ecological and conservation rights (the (“Ecological Rights”).  The Land, the Improvements, the Sand and Gravel, the 25% interest in the Minerals, the Personal Property, the Ecological Rights and the Water Rights shall collectively be referred to herein as the “Property.”  If Buyer has obtained and approved surveys of the Land, the legal description of the Land as set forth in Exhibit A shall be updated to reflect the legal description set forth in the approved surveys.  FLCC and LAWMA shall each hereinafter be referred to as a “Water Company”, collectively as the “Water Companies”), and those Water Rights derived from shares in the Water Companies shall be referred to as the “Certificated Water Rights.”  All shares of capital stock in the Water Companies shall be transferred by special warranty deed and water stock transfer form.  Additionally, Seller shall convey all of Seller's right, title and interest in and to all other rights associated with the structures for the Water Rights, including but not limited to, easements or rights of way or other rights to use land needed or used to divert, deliver, store, or apply water to the Land (and all other rights necessary and incidental to said easements) associated with the Water Rights and for the installation, reconstruction, maintenance, repair, removal, or other uses associated, necessary or incidental to operation of the Water Rights, together with all the diversion or storage structures, including but not limited to, all headgates, ditches, seep ditches, drainage ditches, laterals, reservoirs, reservoir outlet works, dams, water tanks, wells, well casings, pipelines or other appurtenances used in association with the Water Rights.  Seller agrees to cooperate with Buyer and execute all documents required in order to properly effectuate the transfer of all of the above described rights (both at Closing and following Closing).

Section 2.  Purchase Price; Deposit.

(a)           The purchase price for the Property is approximately $52,958,215.00, to be calculated based upon the Purchase Price Formula (as defined below), subject to the prorations and credits set forth herein and to adjustment as set forth in Section 2(c) (the “Purchase Price”).

(b)           The Purchase Price shall be calculated based on the following formula (the “Purchase Price Formula”):

Land Valuation
Irrigated Acres	11,464
Price per Irrigated Acre
(including FLCC Shares per Irrigated Acre
calculated at 0.9 shares/acre)	$3,400.00
Total Irrigated Price	$38,977,600.00

Excess Water Valuation
Total FLCC Shares	18,448.44
Shares per Irrigated Acre (0.9 shares/acre)	(10,317.60)
Excess Shares	8,130.84

Price per Share	$1,625.00
Total Excess FLCC Price	$13,212,615.00

Total LAWMA Shares	45
Price per Share	$2,500.00
Total LAWMA Valuation	$112,500.00

Total Excess Water Valuation	$13,325,115.00

Additional Pasture Acres	1,092.50
Price per Pasture Acre	$600.00
Total Pasture Valuation	$655,500.00

Additional Owned Acres	2,085.00
Price per additional acres	$0

Gross Purchase Price	$52,958,215.00

“Excess Shares” means the (a) the Dry-Up Shares and (b) any FLCC Shares that are in excess of the 10,317.60 FLCC shares allocated to the Irrigated Acres using a rate of 0.9 shares per acre of the Irrigated Acres.  “Dry-Up Shares” means any FLCC Shares that were not historically used to irrigate the Land.

(c)           Buyer shall have the right to review all dry-up covenants related to the Dry-Up Shares (the “Dry-Up Covenants”). To the extent the Dry-Up Covenants do not provide adequate enforceable dry up of the property on which the Dry-Up Shares have been historically used in Buyer’s reasonable discretion, Buyer may elect to not to purchase such portion of the Dry-Up Shares, in which event the Purchase Price shall be reduced in an amount equal to $1,625.00 for each Dry-Up Share that Buyer elects not to purchase. Buyer shall provide written notice to Seller of which Dry-Up Shares it elects not to purchase on or before the day that is ten (10) business days prior to the Closing Date.

(d)           Within three (3) business days following the Effective Date, Buyer shall deposit earnest money in the sum of $1,000,000.00 (the “Deposit”) with Fidelity National Title Insurance Company, 4643 South Ulster St. #500, Denver, CO 80237 (the “Escrow Agent”), provided that the title examiner shall be Tom Maroney with Fidelity National Title Company, 19751 East Main Street #R14, Parker, CO 80138.  The Deposit shall be refundable to Buyer until completion of the Due Diligence Period as provided in Section 4 below.  The Escrow Agent shall deposit the Deposit funds in an interest-bearing escrow account.  Any interest earned on the Deposit shall accrue to the benefit of the party entitled to the Deposit in accordance with this Agreement, and, upon Closing, shall be applied to the Purchase Price.  If Buyer terminates this Agreement in accordance with the provisions of this Agreement, the Deposit shall be returned to Buyer.

Section 3.  Title Insurance and Surveys.

(a)           Within ten (10) days after the Effective Date, Buyer shall order a commitment for an owner's extended policy of title insurance (the “Commitment”), issued through and underwritten by Fidelity National Title Insurance Company (the “Title Company”), committing the Title Company to issue its policy insuring title to the Property (excluding the Water Rights) in Buyer in the amount of the Purchase Price (excluding the Excess Water Valuation).  Buyer shall also request the Title Company deliver current tax certificates for the Property.

(b)           Within one (1) business day of the Effective Date, Seller shall provide Buyer with copies of each existing survey covering any portion of the Land.  During the Title Review Period (as defined below), Buyer may, at its sole cost and expense, obtain an update of the existing surveys, or order a new survey for any Land for which an existing survey is not available (collectively, the “Survey”). The parties acknowledge that if Buyer seeks to obtain a new survey for any Land for which there is no existing survey, a time period longer than the Title Review Period may be required. Therefore, Buyer shall have up to 90 days after the Effective Date to obtain any new Survey required by Buyer (the “Extended Survey Period”), and shall have until the end of the Extended Survey Period to deliver a Title Objection Notice (as defined below) with respect to any Land for which a new Survey is required.

(c)           On or before fifty (50) days after the Effective Date (the “Title Review Period”), Buyer shall deliver to Seller written notice of Buyer's objections to the Commitment and the Survey, if any (the “Title Objection Notice”).  Permissible exceptions to title shall include only:  (i) the lien of general taxes not yet payable; and (ii) title exceptions shown on the Commitment to which Buyer has not objected or is deemed to have accepted pursuant to subparagraph (d) below (collectively, the “Permitted Exceptions”).

(d)           Seller shall have five (5) business days following Seller’s receipt of the Title Objection Notice (the “Seller Response Period”) to respond to any objections raised by Buyer.  If Seller notifies Buyer that it will not cure or remove any objections raised by Buyer, or if Seller fails to respond to Buyer's Title Objection Notice during the Seller Response Period, Buyer shall have the right to terminate this Agreement by providing written notice of termination to Seller on or before the day that is five (5) days after the expiration of the Seller Response Period.  If Buyer provides timely written notice of termination to Seller, the Deposit shall be returned to Buyer and the parties shall be released from all further obligations hereunder except those obligations which expressly survive termination.  If Buyer fails to provide a Title Objection Notice, or does not terminate this Agreement in accordance with this paragraph, Buyer shall be deemed to have waived such objections (other than any objections Seller has agreed in writing to cure), and such objections shall be deemed Permitted Exceptions hereunder.

(e)           A title insurance policy in accordance with the Commitment shall be issued or committed to be issued by the Title Company as of the date of Closing and shall show no exceptions other than the Permitted Exceptions (the “Title Policy”).  Notwithstanding anything to the contrary in this Agreement, Seller shall pay off or obtain releases of all existing mortgages and other lien indebtedness with respect to the Property at Closing, and such matters shall in no event be deemed Permitted Exceptions.

Section 4.  Shareholder Approval

(a)           Buyer acknowledges that Pure Cycle is required to (a) file this Agreement with the Securities and Exchange Commission (the “SEC Filing”) and (b) obtain the affirmative vote in favor of this Agreement and the transactions contemplated herein from the holders of a majority of the issued and outstanding shares of its common stock in accordance with the Colorado Business Corporation Act and Pure Cycle’s articles of incorporation and bylaws (“Shareholder Approval”) in order to consummate the transactions contemplated herein.  Within five (5) business days after the Effective Date, (i) Seller shall make the SEC Filing and (ii) Buyer shall enter into voting agreements with those shareholders of Pure Cycle who are directors of Pure Cycle and those shareholders over whose shares the directors have sole voting control, in a form reasonably acceptable to Buyer and such shareholders (each a “Voting Agreement”), pursuant to which each of such shareholder agrees to (x) vote in favor of  adoption of this Agreement and the transactions contemplated herein and (y) vote against (1) any Superior Proposal (as defined below), (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty of Seller under this Agreement and (3) vote against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with or adversely affect the timely consummation of the transactions contemplated herein.  The date on which (i) Seller has provided written notice to Buyer that Seller has made the SEC Filing, together with reasonable supporting documentation evidencing satisfaction of such requirement, or (ii) Buyer has notified Seller that it has obtained executed Voting Agreements from holders of at least 27% of Pure Cycle’s issued and outstanding shares of common stock, whichever is later, shall be the “Due Diligence Kick-Off Date.”

(b)           Seller shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Pure Cycle’s shareholders to consider this Agreement and the transactions contemplated herein (the “Shareholder Meeting”) as soon as reasonably practicable after the date of this Agreement, but in no event later than 75 days after the Effective Date.  Seller shall use commercially reasonable efforts to (i) solicit proxies from Pure Cycle’s shareholders in favor of the adoption of this Agreement and the transactions contemplated herein (the “Proxy Statements”) and (ii) take all other actions necessary or advisable to secure the Shareholder Approval.  Seller shall provide regular updates to Buyer regarding the proxy solicitation results.  Once the Shareholder Meeting has been called and noticed, Seller shall not postpone or adjourn the meeting without the consent of Buyer (other than to obtain a quorum or as reasonably determined by Seller to comply with applicable law).

(c)           The obligations of the parties to consummate the transactions contemplated herein are subject to the condition that Pure Cycle shall have obtained the Shareholder Approval. If Pure Cycle has not obtained Shareholder Approval on or before the Closing Date, then Seller may terminate this Agreement by written notice to Buyer on or before the Closing Date, whereupon the Deposit shall be returned to Buyer and the parties shall be released from all further obligations hereunder, other than those which specifically survive termination of this Agreement; provided, that if Seller terminates this Agreement pursuant to this subsection following the due Diligence Kick-Off Date, Seller shall pay Buyer a break-up fee of $1,000,000.00 (which obligation shall survive termination of this Agreement).

Section 5.  Due Diligence Period.

(a)           As a condition to Buyer's obligation to close the transaction, Buyer shall have through the date that is sixty (60) days following the Due Diligence Kick-Off Date (the “Due Diligence Period”) to conduct due diligence of the Property as Buyer deems appropriate, including but not limited to water, consumptive use, environmental, legal, financial and other due diligence of the Property. Following the expiration of the Due Diligence Period, if Buyer has not terminated this Agreement, Buyer shall have an additional period of thirty (30) days to complete due diligence investigations (the “Additional Diligence Period”).  If Buyer is not satisfied with the Property for any reason or no reason, in Buyer's sole discretion, then Buyer may terminate this Agreement by written notice to Seller on or before the end of the Additional Diligence Period, provided, however, that if Buyer elects to terminate during the Additional Diligence Period, Buyer shall not receive the return of the Deposit, the Deposit shall be delivered to Seller, and the parties shall be released from all further obligations hereunder.

(b)           Except as required by law, order, rule or regulation, until the Due Diligence Kick-Off Date, neither Buyer nor Seller shall disclose to any person publicly or privately the existence of this Agreement or the transactions contemplated hereby except for disclosures to the parties' respective agents, contractors, engineers, surveyors, attorneys, and employees (each an “Authorized Person.” Following the Due Diligence Kick-Off Date, the parties may disclose the existence of and the parties to this Agreement, but shall continue keep the specific terms of this Agreement and all information obtained from the other party concerning this transaction confidential, except as required by law, order, rule or regulation and except for disclosures to Authorized Persons.  The obligations of the parties under this subsection shall survive the Closing, expiration, or termination of this Agreement; provided, however, if the Closing occurs, this provision shall no longer apply to Buyer.

(c)           On or before ten (10) days following the Effective Date, Seller shall provide Buyer with copies of the following documents, to the extent such documents are in Seller’s possession or control: (i) all water stock certificates, water diversion records, well permits and a well pumping history, (ii) historical farming and yield information, (iii) spraying and fertilization records for the prior three (3) years, (iv) all existing engineering reports and crop records, (v) energy bills for the past three (3) years, (vi) all prior environmental audits and appraisals, (vii) all written leases, licenses or occupancy agreements affecting the Property (or, if there are any oral leases or occupancy agreements affecting the Property, a written summary of the relevant terms of such oral agreements, including the term and the rental amount), (viii) all permits affecting the Property, (ix) all contracts affecting the Property, (x) a list of irrigation equipment, (xi) copies of all Dry-Up Covenants related to the Dry-Up Shares, and (xi) all other reports pertaining to the Property or the Water Rights.  In addition, within fourteen (14) days following the Effective Date, Seller shall provide a historical use affidavit with respect to the Water Rights in a form reasonably acceptable to Seller.  In addition to the foregoing documents, Seller shall afford Buyer access to such documents and information regarding the Property in Seller’s possession as Buyer may reasonably request.  Seller shall also cooperate with and assist Buyer to obtain records that Buyer reasonably deems necessary for Buyer to evaluate the quantity, quality and consumptive use of the Water Rights and farming history on the Property, and shall sign a release on a form prepared by Buyer and reasonably acceptable to Seller to have such records released to Buyer.

(d)           If Buyer is not satisfied with the Property for any reason or no reason, in Buyer's sole discretion, then Buyer may terminate this Agreement by written notice to Seller on or before the end of the Due Diligence Period, whereupon the Deposit shall be returned to Buyer and the parties shall be released from all further obligations hereunder, other than those which specifically survive termination of this Agreement.  Upon the expiration of the Due Diligence Period, if Buyer has not terminated this Agreement in accordance with this paragraph, the Deposit shall be non-refundable to Buyer except in the event of a Seller default or as otherwise expressly provided herein.

(e)           Following the Effective Date and through the Closing or until earlier termination of the Agreement, Buyer and Buyer's authorized representatives may enter upon the Property for any lawful purpose, including but not limited to surveying, water rights and consumptive use evaluation, soil testing, engineering studies, and other inspections of the Property; provided, however, Buyer shall not damage any growing crops on the Property or unreasonably interfere with Seller’s use and operation of the Property.

(f)           Buyer shall not permit claims or liens of any kind against the Property for inspections, tests, studies or work performed on the Property at Buyer’s request and Buyer agrees to indemnify, protect and hold Seller harmless from and against any liability, damage, cost or expense incurred by Seller and caused by any such inspection, test, study work, claim, or lien. This indemnity includes Seller’s right to recover all costs and expenses incurred by Seller to defend against any such liability, damage, cost or expense, or to enforce this Section 4(g), including Seller’s reasonable attorney fees, legal fees and expenses. Buyer shall further indemnify, defend and hold Seller harmless against any claims of any person for personal injuries or property damage caused by the presence of Buyer, or Buyer’s contractor or agents, on the Property or any work or service performed by Buyer or by any person acting by, through or under Buyer; provided however, Buyer shall not be liable for any damages incurred by Seller resulting from Seller’s negligence or from the mere discovery by Buyer of a pre-existing condition at or with regard to the Property.  In the event Buyer does not purchase the Property, Buyer shall promptly correct any adverse condition or damage to the Property caused by any inspection, test, work or service performed by Buyer or any person acting by, through or under Buyer.  The provisions of this Section 4(g) shall survive the termination of this Agreement.

(g)           During the Due Diligence Period, Buyer and Seller will agree upon a form of partial relinquishment of surface rights with respect to Seller’s reserved Minerals (the “Relinquishment”) providing that, following Closing, Seller will not (i) impair any structures, improvements or appurtenances located or to be located on the Property, (ii) impair the lateral or sub-adjacent support of the Property, or (iii) unreasonably interfere with Grantor's operations or use of the surface of the Property.  The Relinquishment shall be recorded in the real property records in each of the Counties at Closing.

(h)           During the Due Diligence Period and the Additional Due Diligence Period, Buyer and Seller shall cooperate and use commercially reasonable efforts to obtain an estoppel or other documentation from each of the Water Companies in forms acceptable to Buyer certifying that: (i) all assessments due with respect to the Certificated Water Rights are paid in full; (ii) the Certificated Water Rights are validly issued and outstanding in the name of Seller; and (iii) the Water Companies will permit the transfer of the Certificated Water Rights to Buyer.

Section 6. Closing; Deliveries.

(a)           Closing shall occur 15 days after the expiration of the Additional Diligence Period, or at such other time as mutually agreed upon between Buyer and Seller (the “Closing Date”).

(b)           It shall be a condition of Buyer’s obligation to close that upon written request from Buyer following the expiration of the Additional Due Diligence Period, Seller shall have terminated, effective as of the Closing, any Leases (as defined in Section 10(e) below) that are terminable by Seller without penalty as landlord under such Lease.

(c)           At Closing:

(i)           Seller shall deliver or cause to be delivered into escrow with the Escrow Agent: (A) a fully executed special warranty deed conveying the Property to Buyer (excluding the Water Rights), a special warranty deed with respect to the Certificated Water Rights and a quitclaim deed with respect to all Water Rights other than the Certificated Water Rights, each in a form reasonably acceptable to Buyer and Seller (collectively, the “Deeds”); (B) a bill of sale, in a form reasonably acceptable to Buyer and Seller, conveying the Personal Property; (C) original certificates representing the Certificated Water rights, to the extent that the Water Companies provide such certificates and do not already have such certificates in their possession; (D) any forms or documents reasonably required to transfer all Water Rights to Buyer including assignments acceptable to the subject Water Companies; (E) assignments of any well permits; (F) an original executed and notarized counterpart of the Relinquishment; (G)  possession of the Property subject to the Leases (as defined below); (H) an assignment transferring all Leases to Buyer, in a form reasonably acceptable to Buyer and Seller and (I) such affidavits, instruments, agreements or other documents as may reasonably be required to complete the transactions contemplated under this Agreement and/or satisfy the requirements of the Title Company for issuance of the Title Policy and such additional documents as are customary in such transactions or as may be reasonably requested by Buyer.

(ii)           Buyer shall deliver or cause to be delivered into escrow with the Escrow Agent: (A) the balance of the Purchase Price, calculated and adjusted as set forth in Section 2, credited for the Deposit, and credited and debited with applicable prorations and closing costs; (B) an original executed and notarized counterpart of the Relinquishment; (B) such affidavits, instruments, agreements or other documents as may reasonably be required to complete the transactions contemplated under this Agreement and/or satisfy the requirements of the Title Company for issuance of the Title Policy and such additional documents as are customary in such transactions or as may be reasonably requested by Seller.

Section 7.  Closing Costs.  At Closing, Seller shall pay the following costs:  (a) the base premium cost for the Title Policy, (b) recording fees for any release of liens encumbering the Property pursuant to Section 3(e), (c) its own attorneys' fees, (d) one-half of the transfer fees charged by the Water Companies, if any, (e) one-half of the escrow fee and closing fee charged by the Escrow Agent, if any, and (f) any documentary stamps or transfer tax.  At Closing, Buyer shall pay the following costs: (v) the title insurance premiums for any endorsements to the Title Policy and for any lender's policy, (w) its own attorneys' fees, (x) recording fees for the Deeds, (y) one-half of the transfer fees charged by the Water Companies, if any, (z) one-half of the escrow fee and closing fee charged by the Escrow Agent, if any.

Section 8.  Taxes; Assessments; Rents.  Real and personal property taxes, rents, water rates and utility charges shall be prorated and adjusted as of the Closing Date.  If the Closing shall occur before the tax rate is fixed for the then-current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation which accounting shall be deemed final.  All assessments levied by the Water Companies, if any, for the year of Closing shall be prorated and adjusted as of the Closing Date. Seller shall be responsible for all assessments levied by the Water Companies for the all years prior to the year of Closing and Buyer shall be responsible for all assessments levied by the Water Companies, if any, for the year following Closing and all years thereafter.  The obligations set forth in this Section 8 shall survive Closing.

Section 9.  Default; Remedies; Liability.

(a)           If Buyer fails to perform any of its material obligations under this Agreement for any reason other than default by Seller or the termination of this Agreement as provided herein, and Buyer fails to cure the default by the date that is five (5) business days after Seller’s delivery of written notice of such default to Buyer, Seller may terminate this Agreement and receive the Deposit from the Title Company as liquidated damages, as its sole and exclusive remedy, hereby waiving all other remedies. BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER'S DAMAGE BY REASON OF BUYER'S DEFAULT.  ACCORDINGLY, BUYER AND SELLER AGREE THAT IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER “LIQUIDATED DAMAGES” EQUAL TO THE AMOUNT OF THE DEPOSIT.

(b)           If Seller fails to perform any of its material obligations under this Agreement for any reason other than default by Buyer or the termination of this Agreement as provided for herein, and Seller fails to cure the default by the date that is five (5) business days after Buyer’s delivery of written notice of such default to Seller, then Buyer may; (a) enforce specific performance of this Agreement against Seller; or (b) terminate this Agreement and receive the Deposit from Title Company, and Seller shall reimburse Buyer for its third-party out of pocket costs and expenses incurred in connection with this Agreement, including reasonable attorney’s fees.

(c)           In addition to the foregoing remedies, in the event of any action or litigation related to this Agreement, the prevailing party in such action or litigation shall be awarded from the non-prevailing party its costs and reasonable attorneys' fees.

(d)           If more than one entity or individual constitutes the Seller, such parties constituting the Seller shall be jointly and severally liability for any breach of Seller's obligations under this Agreement, including the Warranties (as defined below) made hereunder.

Section 10.  Seller's Warranties; “AS IS”.  Seller hereby makes the following representations and warranties as of the Effective Date and again as of the Closing Date (herein collectively the “Warranties,” and each individually a “Warranty”).  The following representations and warranties shall survive the Closing until the date which is one (1) year following the Closing Date.

(a)           Seller is duly organized and validly existing under the laws of the state of its organization.  The execution and performance of this Agreement has been duly authorized by Seller and will not require the consent of any third party, other than Shareholder Approval. Neither this Agreement nor the performance of Seller hereunder shall constitute a violation of any governing document, contractual commitment or law applicable to Seller.

(b)           Seller has not received written notice of, and has no knowledge of, any pending or threatened condemnation proceedings or administrative actions relating to the Property.

(c)           Seller has not received written notice of, and has no knowledge of, any pending or threatened litigation with respect to any matter affecting the Property.

(d)           Between the Effective Date and the Closing Date, Seller shall, or, if applicable, cause its tenant farmers to, maintain the Property in good condition and repair, and farm and ranch the Property and care for and cultivate any crops thereon in the ordinary course of business in accordance with the agricultural practices in the area in which the Property is located, at Seller’s sole cost.

(e)           A complete list of all leases, subleases, licenses or other occupancy agreements affecting the Property are listed on Exhibit C (the “Leases”).   Except as disclosed to Buyer in writing, the Leases (i) are in full force and effect, and there are no modifications or other agreements regarding the Leases; and (ii) to Seller’s knowledge, there are no defaults by any party under the Leases.

(f)           Except for the Leases and as shown in the Commitment, (i) there are no leases, subleases, licenses, contracts, or other agreements, written or oral, regarding the Property, (ii) there are no farming leases reliant on any diversions of any of the Water Rights, and (iii) there are no parties in possession of or entitled to possession of the Property. From the Effective Date through the Closing Date, Seller shall not execute or commit to enter into any lease or contract with respect to the Property without Buyer’s prior written approval in its sole discretion.

(g)           Seller has received no written notice of noncompliance of the Property with any  applicable federal, state and local laws, statutes, ordinances, rules and/or regulations, including, but not limited to, environmental statutes, ordinances, rules and/or regulations (collectively, “Applicable Laws”), and Seller has no knowledge of any such noncompliance.

(h)           To Seller’s knowledge, and except as may be disclosed in any environmental report provided by Seller to Buyer, no petroleum products, hazardous materials, hazardous substances or waste, asbestos, PCB’s and/or other regulated substances as defined in any Applicable Laws, have been generated, manufactured, used, disposed of, or stored on or in connection with the Property, except for gasoline and oil contained in vehicles or above ground storage tanks or containers and except for typical use of such materials and chemicals ordinarily used in the operation of a ranch or farm that produces and includes such products, crops and animals as the Property.  No underground storage tanks are currently located on or under the Property.

(i)           Seller is not a “foreign person,” as defined by applicable Internal Revenue Service rules and regulations.

(j)           Seller is not bankrupt or insolvent, and has not filed for and is not involved in any voluntary or involuntary proceeding in bankruptcy under Applicable Laws.

(k)           None of the information included or incorporated by reference in the Proxy Statement or the SEC Filing will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Proxy Statements will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

(l)           To Seller’s knowledge, except for the Dry-Up Shares, the Water Rights are appurtenant to the Land, and have been used solely on the Land.  The Water Rights (other than the Dry-Up Shares) have historically been used to irrigate the Land and have not been abandoned.

(m)           The Certificated Water Rights are authorized to be used upon the Land.

(n)           The real property described on Exhibit D constitutes all of the real property historically irrigated with the Dry-Up Shares.

All references in this Section 9 to “Seller’s knowledge,” or similar phrases shall mean the actual knowledge of Mark Harding, President of Seller, without having made, or being under any duty to make, any further inquiry with respect to such knowledge. Seller agrees to indemnify, defend and hold harmless Buyer from any damage, costs (including reasonable attorneys' fees), loss or liability resulting from Seller's breach of any of the foregoing Warranties; which indemnity shall survive Closing for a period of one (1) year.

Except for the Warranties set forth herein or in the documents delivered by Seller to Buyer at Closing, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property, including but not limited to its physical condition, title to or the boundaries of the Property, soil condition, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use, environmental and zoning laws, regulations and orders, the ability to develop the Property for any purpose, and all other information pertaining to the Property.  Buyer, moreover, acknowledges that, except for the Warranties set forth herein or in the documents delivered by Seller to Buyer at Closing:  (i) Buyer has entered into this Agreement with the intention of relying upon its own investigation of the physical, environmental, economic, and legal condition of the Property; (ii) Buyer is not relying upon any statements, representations, or warranties made by Seller or anyone acting or claiming to act on Seller's behalf concerning the Property.  Except for the Warranties set forth herein or in the documents delivered by Seller to Buyer at Closing, Buyer shall purchase the Property in its “AS-IS, WHERE-IS” condition as of Closing, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, and except as otherwise expressly specified herein or in the documents delivered in connection with Closing, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO ANY WARRANTY AS TO TITLE, CONDITION, ZONING, AVAILABILITY OF ACCESS, AVAILABILITY OF UTILITIES AND GOVERNMENTAL APPROVALS, THE LIKELY SUCCESS OF AN APPLICATION TO CHANGE THE USE OF THE WATER DERIVED FROM THE WATER RIGHTS HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY.

Section 11.  Condemnation.  In the event any portion of the Property is condemned or access thereto shall be taken or proceedings or negotiation therefor are commenced prior to Closing, if Buyer, in Buyer’s sole discretion, determines that such taking renders the remainder of the Property unsuitable for Buyer's purposes, and Buyer notifies Seller in writing of such conclusion prior to Closing, then this Agreement shall terminate and the Deposit shall be refunded to Buyer.  If this Agreement is not so terminated, the Purchase Price shall not be affected, and (i) if a condemnation award is paid prior to Closing, then at Closing, Seller shall assign such award to Buyer, and (ii) at Closing, Seller shall assign all claims to Buyer, and Buyer shall have the right to contest the condemnation of the Property and/or the award resulting therefrom.

Section 12.  Notice.  Any notice required by this Agreement shall be hand-delivered, or sent in writing, postage prepaid by U.S. mail, by nationally recognized overnight courier, by facsimile (receipt confirmed) or by electronic mail (transmission confirmed by recipient), addressed to Buyer or Seller, to the address set forth below.  Such notice shall be deemed given upon hand delivery, three (3) days after mailing by U.S. Mail, upon transmission by facsimile (receipt confirmed), one (1) day after sending by overnight courier, or upon receipt if given by electronic mail (transmission confirmed by recipient).  For purposes of calculating any time periods including notice deadlines under this Agreement, if the last day therefore falls upon a Saturday, Sunday or legal holiday, the last day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.  All notices shall be given to the respective parties at the following addresses:

Buyer:	Arkansas River Farms, LLC
c/o C&A Holding Company, Inc.
7991 Shaffer Parkway, Suite 200
Littleton, CO 80127
Attention: Karl Nyquist
Fax no. 303-369-5110
karl@cacompanies.com

with a copy to:	Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, CO 80202
Attention: Noelle Riccardella, Esq.
Fax no. 303-223-8004
nriccardella@bhfs.com

Seller:	Pure Cycle Corporation
34501 E Quincy Avenue
Building 34, Box 10
Watkins, Colorado
Attention: Mark W. Harding
Fax no. 303-292-3475
mharding@purecyclewater.com

PCY Holdings, LLC
34501 E Quincy Avenue
Building 34, Box 10
Watkins, Colorado
Attention: Mark W. Harding
Fax no. 303-292-3475
mharding@purecyclewater.com

with a copy to:	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention: Wanda Abel
Fax No. 303-893-1379
Wanda.abel@dgslaw.com

Section 13.  Broker's Fees.  Buyer and Seller each represent and warrant that they did not engage the services of any real estate broker or person that may claim a commission or finder’s fee with respect to this transaction, and each agrees to indemnify and hold harmless the other against any and all claims based in whole or in part on any act of such indemnifying party for commissions, fees, or other compensation made by any real estate broker, agent, or salesman as the result of the sale of the Property contemplated hereby.

Section 14.  1031 Tax-Deferred Exchange.  The parties understand and agree that the transaction contemplated under this Agreement may be part of a tax-deferred exchange by one or both parties.  The parties shall cooperate in taking all actions reasonably necessary in order to qualify this transaction for such treatment provided it does not result in any delay or additional expense, damage or risk to any of the parties and provided that Buyer shall not be required to take title to any property other than the Property.  Any party desiring to effect a tax-deferred exchange shall have the right to assign its rights and obligations hereunder to an entity acting as Qualified Intermediary, as that term is used in Regulations under Section 1031 of the Internal Revenue Code, for purposes of completing the contemplated exchange, but no such assignment shall have the effect of releasing the assignor from continuing liability for performance of any of its obligations under this Agreement.

Section 15.  No Solicitation.

(a)           To induce Buyer to enter into this Agreement and to expend funds conducting its due diligence review of the Property, neither Seller nor any of its representatives will directly or indirectly execute or negotiate agreements with or solicit inquiries or proposals from any party other than Buyer with respect to the sale of the Property (a “Proposed Acquisition”).  Seller will promptly notify Buyer if Seller or any of its representatives receives such offers, inquiries or proposals.  Notwithstanding the foregoing, the Seller may, at any time prior to receipt of Shareholder Approval, furnish information to or enter into discussions or negotiations with any person or group that has made an unsolicited bona fide written proposal for a Proposed Acquisition received after the date hereof to the extent that the board of directors of Pure Cycle determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of Pure Cycle under applicable law.

(b)           This Agreement may be terminated by the Seller at any time prior to the receipt of Shareholder Approval if, (i) the board of directors of Pure Cycle has determined that a bona fide, unsolicited, written proposal for a Proposed Acquisition constitutes a Superior Proposal (as defined in subsection (c) below), (ii) Seller has provided Buyer with a notice of the Superior Proposal including the terms and conditions of the Proposed Acquisition (a “Notice of Superior Proposal”), and (iii) Pure Cycle’s board of directors, after taking into account any modifications to the terms of this Agreement offered by Buyer within five (5) business days following receipt of a Notice of Superior Proposal, continues to believe that such Proposed Acquisition constitutes a Superior Proposal.  Upon termination pursuant to this Section 14(b), the Deposit shall immediately be returned to Buyer and Seller shall pay Buyer a break-up fee of $2,500,000.00 (which obligation shall survive termination of this Agreement).

(c)           For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide Proposed Acquisition that the board of directors of the Pure Cycle has determined in good faith, after consultation with its outside legal counsel, and after taking into account the legal, financial, financing and other aspects of such Proposed Acquisition, would result in a transaction that is (i) more favorable, from a financial point of view, to the shareholders of Pure Cycle (after taking into account any modifications to the terms of this Agreement offered by Buyer) and (ii) reasonably likely to be consummated without unreasonable delay.

Section 16.  Miscellaneous.

(a)           This Agreement shall be governed by Colorado law and the parties agree that venue for any dispute involving this Agreement shall be in the District Court of the City and County of Denver.

(b)           Seller shall be responsible for all risks of damage, loss or injury to the Property and for all property-owner liability prior to Closing.  In the event any material damage (defined as in excess of 2% of the Purchase Price) occurs to the Property between the Effective Date and Closing Date, Buyer may terminate this Agreement and receive a refund of the Deposit.

(c)           This Agreement including its exhibits shall constitute the entire agreement between Seller and Buyer and supersedes any other written or oral agreements between Seller and Buyer.  This Agreement may be modified only by the written agreement of both parties.

(d)           This Agreement shall be binding upon, and shall inure to the benefit of, Seller and Buyer and their respective successors and assigns.  Neither party may assign its interests under this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement to any entity owned or controlled by, or under common control with, Buyer or Resource Land Holdings, LLC, without Seller's prior consent.

(e)           This Agreement may be executed in multiple counterparts, including a pdf or facsimile copies, each of which shall be considered to be an original thereof.

(f)           Time is of the essence of this Agreement.

(g)           No representations or warranties pertaining to this Agreement or any property affected by this Agreement have been made by, or shall be binding on, any of the parties, except as expressly stated in this Agreement.

(h)           From and after the Closing Date, each party shall take all appropriate action and execute, or cause to be executed, all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the provisions of this Agreement.

[signatures on following pages]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

BUYER:

ARKANSAS RIVER FARMS, LLC

By: /s/ Aaron M. Patsch
Name: Aaron M. Patsch
Title:  Authorized Representative

SELLER:

PURE CYCLE CORPORATION,
a Colorado corporation

By: /s/ Mark W. Harding
    Mark W. Harding, President

PCY HOLDINGS, LLC,
a Colorado limited liability company

By: Pure Cycle Corporation, its sole member

By: /s/ Mark W. Harding
    Mark W. Harding, President

Exhibit A
Legal Description of the Land

(See attached)

This exhibit consists of legal descriptions of the Registrant’s Arkansas River Valley properties consisting of approximately 14,641 acres, more or less, in the counties of Bent, Otero and Prowers, Colorado.

A-1

Exhibit B
List of Certificated Shares

FLCC Shares:

A.           FLCC Shares Historically Used on the Land:  See Exhibit B-1 attached.

B.           Dry-Up Shares:  See Exhibit B-2 attached.

LAWMA Shares:

An assignment was submitted to LAWMA on March 5, 2015 to transfer Certificate 339 into the name of Pure Cycle Corporation.  The new certificate number is not yet available.

Well Permits:  See Exhibit B-3 attached.

B-1

Exhibit B-1
Fort Lyon Canal Company Shares

This exhibit consists of a list of FLCC certificate numbers and the number of shares represented by each certificate.

Exhibit B-2
Dry-Up Shares

This exhibit consists of a list of FLCC certificate numbers and the number of shares represented by each certificate.

Exhibit B-3
Well Permits

This exhibit consists of a list of well permit numbers issued with respect to the Registrant’s Property by the Office of the State Engineer of Colorado.

Exhibit C
List of Leases

(see attached)

This exhibit consists of a list of Registrant’s Leases by property describing the acreage and FLCC Shares subject to each Lease.

C-1

Exhibit D
Legal Description of Real Property Historically
Irrigated with the Dry-Up Share

Legal descriptions for the following properties are attached:

Farm Number
Farm	15
Farm	61
Farm	62*
Farm	63
Farm	85
Farm	110
Farm	117
Farm	132

____________________

* Only the portion of Farm 62 not owned by Seller is subject to dry-up covenants.

The remainder of this exhibit consists of legal descriptions of properties historically irrigated with certain of the Registrant’s FLCC shares.

D-1